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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION

                                Washington, D.C.

                                     FORM 8K

                                 Current Report

     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

                           Date of Report May 4, 2001

                     LIFE ENERGY & TECHNOLOGY HOLDINGS INC.
             (Exact name of registrant as specified in its charter)

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
           Delaware                  33-24483-NY                11-2914841
(State or other jurisdiction      (Commission File             (IRS Employer
      of incorporation                 number)             Identification Number)

2005 Beechgrove Place, Utica, New York                             13501
(Address of principal executive offices)                         (Zip Code)


Registrant's telephone number, including area code:  315 724 8370






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Item 5.  Other Events.

         Life Energy and Technology Holdings Inc. (the "Company") wishes to announce that it has entered into a master lease agreement with Kuwat Holdings S.A., ("Kuwat") a corporation resident in Lebanon, for the lease of 50 Biosphere Process Systems. The lease is for a 15 year period beginning upon the delivery of the first Biosphere unit which is expected on or about May 31, 2001. The lease net present value is estimated at $430,000,000 U.S. dollars over the life of the lease.

         The Company will deliver Biosphere units from the units currently under production as noted in the Company's previous report on Form 8-K for March 5, 2001.

         Under the terms of the agreement, Kuwat will commence payments under the lease on the basis of $60,000 per unit as each unit is delivered and permitted under local Regulations. Payments will be made for 180 consecutive months until the entire lease is paid. Upon delivery of all of the 50 units under lease, the payments will be in the area of $3,000,000 U.S. dollars per month. At the end of the lease, Kuwat will receive ownership of the Biosphere units without further payment. In the interim, the Biosphere Process Systems will remain the property of the Company. It is expected that the units will be deployed in various countries other than the United States.

         The Company expects to introduce its Biosphere Systems into the United States in the near future and is already in negotiation with governmental agencies in New York for this purpose.

         The Biosphere System is a waste to energy process, using as its energy source the waste streams provided by municipal solid waste ("MSW") and agricultural and industrial waste streams, and waste streams generated from the oil and gas industry. Recycling of the caloric content of MSW will, in the opinion of the Company, save money for municipalities and other generators of waste and will provide an efficient method of disposing of waste ecologically and economically, while simultaneously extending by use replacement the lifetime of finite fossil fuel reserves currently employed in generating electricity.




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                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:  May 4, 2001

                               LIFE ENERGY & TECHNOLOGY HOLDINGS INC.

                               By /s/ Christopher A. McCormack
                                  --------------------------------
                                  Christopher A. McCormack,
                                  Chief Executive Officer